  EXHIBIT 3.6

ARTICLES OF AMENDMENT
OF
HIGH SPEED NET SOLUTIONS, INC.

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, High Speed Net Solutions, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Florida hereby certifies as follows:

1.            The name of the Corporation is High Speed Net Solutions, Inc.

2.            The Amended and Restated Certificate of Incorporation of the Corporation shall be amended by replacing Article IV in its entirety as follows:

“Article IV

The capital stock of the Corporation shall consist of 100,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.”

 3.            This amendment was approved by the shareholders of the Corporation at a duly called and convened special meeting held on February 27, 2002.  This amendment required (1) the vote of the holders of shares of the Corporation’s common stock voting as a separate class, as required by Section 607.1004 of the Florida Business Corporation Act and (2) the vote of the holders of shares of common stock and the holders of shares of the Corporation’s Series B Convertible Preferred Stock, voting together as a single class.  The number of votes cast for the amendment identified in Section 2 above by both (1) the holders of shares of common stock, voting as a separate class, and (2) the holders of  shares of common stock and Series B Convertible Preferred Stock, voting together as a single class, was sufficient for the approval of such amendment.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Operating Officer and attested by its Corporate Secretary on this 27th day of February, 2002, hereby declaring and certifying that this is the act and deed of the Corporation and that the statements contained herein are affirmed as true under penalties of perjury.

                                                                                                           HIGH SPEED NET SOLUTIONS, INC

                                                                                                           By: /s/ Gary E. Ban
                                                                                                                   Gary E. Ban
                                                                                 Chief Operating Officer

ATTEST:

By: /s/ Robert S. Lowrey
      Robert S. Lowrey
     Assistant Corporate Secretary